Exhibit 99.1
EARNINGS RELEASE

Investor Contacts:	Media Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com
Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange Reports Record Revenues for Fourth Quarter 2007;
Record Full-Year 2007 Revenues, Cash Flow and Net Income
•	4Q07 Revenues Rise 67% to $159.3 MM; 2007 Revenues Up 83% to $574.3 MM

•	4Q07 Net Income Rises 32% to $64.7 MM; 2007 Net Income Up 68% to $240.6 MM

•	4Q07 EPS of $0.90 Includes a Reduction of $0.04 per Share Due to Certain Accelerated Non-cash Compensation Expenses; 2007 EPS of $3.39 Up 41%

•	Record Operating Cash Flows Up 91% to $288 MM in 2007

•	Record Annual Volume and Revenue for ICE Futures, OTC and Market Data Segments
ATLANTA, GA (January 31, 2008) — IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of global exchanges and over-the-counter (OTC) markets, reported consolidated net income for the fourth quarter of 2007 of $64.7 million, a 32% increase compared to $49.0 million for the fourth quarter of 2006. Diluted earnings per share (EPS) in the fourth quarter were $0.90, an increase of 11% over the prior year’s fourth quarter of $0.81. Fourth quarter net income and EPS were reduced by $3.0 million and $0.04 per share due to certain non-cash compensation expense related to ICE’s performance-based equity program and recorded under an accelerated method of expense recognition. Consolidated revenues in the fourth quarter increased 67% to a record $159.3 million, from $95.3 million in the fourth quarter of 2006. This marks ICE’s eighth consecutive quarter of record revenues.
For the year ended December 31, 2007, ICE achieved record revenues for the fourth consecutive year, reporting an 83% rise in consolidated revenues to $574.3 million compared with $313.8 million in the prior year. Consolidated net income increased 68% to a record $240.6 million in 2007 from $143.3 million in 2006. Diluted EPS for 2007 was $3.39, an increase of 41% over 2006 results. The 2007 results include expenses related to ICE’s proposed merger with the Chicago Board of Trade of $11.1 million, or $7.2 million after tax. Record consolidated cash flow from operations grew 91% to $287.8 million in 2007.
ICE’s European and North American futures exchanges achieved record annual volume in 2007, with increases of 49% and 22%, respectively, totaling 192.0 million contracts combined. In 2007, average daily volume (ADV) for ICE Futures EuropeTM was 539,044; ADV for ICE Futures U.S.TM and ICE Futures CanadaTM was 232,566 contracts. Average daily commissions for ICE’s OTC segment during 2007 increased to a record $845,572, a 44% increase over 2006. For businesses acquired last year, 2007 volume and commission levels reflect only the time period after the closing date of each transaction. ICE Futures U.S., formerly the New York Board of Trade, was acquired on January 12, and ICE Futures Canada, formerly the Winnipeg Commodity Exchange, was acquired on August 28.
“By continuing to transform and diversify our global marketplace, we achieved record results for the fourth quarter and for 2007,” said Jeffrey C. Sprecher, ICE Chairman and Chief Executive Officer. “The ICE team delivered on many key initiatives over the last year, including completing and integrating five acquisitions as well as a comprehensive redevelopment of our technology platform. This year is also off to a very strong start, including record levels of OTC commissions and futures volume in January, as well as a record number of participants on the ICE platform. We are busy pursuing a range of new opportunities while executing on the many initiatives that we began last year to drive both near-term and long-term growth.”
Sprecher continued: “Among these initiatives are introducing our European clearing house, growing our equity index business through our exclusive Russell license and expanding the valuable futures and OTC businesses we acquired last year. Importantly, we continue to see organic growth in our core energy futures and OTC businesses. We maintain our focus on innovation and growth by being responsive to our customers’ evolving needs, entering new markets, advancing our technology, and continuing our strategic approach to M&A.”
Fourth Quarter 2007 Results
ICE’s fourth quarter 2007 consolidated revenues increased 67% to $159.3 million compared to $95.3 million in the fourth quarter of 2006. Consolidated transaction fee revenues increased 60% to $132.6 million in the fourth quarter of 2007, from $82.8 million in the fourth quarter of 2006. The increase in transaction revenue was driven primarily by the addition of ICE Futures U.S. and implementation of electronic trading in its markets, new products, strong trading volume in the futures and global OTC business segments, and the entry of new participants in ICE’s markets.
Transaction fee revenues in ICE’s futures business segment, comprising ICE Futures Europe, ICE Futures U.S. and ICE Futures Canada, totaled $72.4 million in the fourth quarter of 2007, an increase of 92% over $37.7 million in the same period in 2006.
In the fourth quarter of 2007, ICE’s European futures business recorded volume of 35.8 million contracts. ADV for ICE’s European futures business rose 25% to 550,175 contracts compared to the fourth quarter of 2006. At ICE’s North American futures businesses, ICE Futures U.S. and ICE Futures Canada recorded total volume for the fourth quarter of 12.5 million contracts and 1.1 million contracts, respectively. ADV for ICE Futures U.S. was 201,640 contracts in the fourth quarter of 2007, a 26% increase compared to the same period in 2006. ADV for ICE Futures Canada was 17,347 contracts during the quarter, a 25% increase compared to the year-ago period.
Fourth quarter 2007 transaction fee revenues in the OTC business segment increased 33% to $60.2 million, compared to $45.1 million in the same period in 2006. Average daily commissions increased 28% to a record $912,967, compared to $712,191 in the fourth quarter of 2006. Average daily commissions reflect daily trading activity in the company’s OTC markets. Cleared contracts accounted for 83% of OTC contract volume during the fourth quarter of 2007.

Consolidated market data fee revenues in the market data business segment increased 142% during the fourth quarter of 2007 to $23.3 million compared to $9.6 million in the same period in 2006. Consolidated other revenues increased $0.6 million during the fourth quarter to $3.4 million from $2.8 million in the same period in 2006.
Consolidated operating expenses for the fourth quarter of 2007 were $62.8 million, an increase of 102% compared to $31.1 million in the same period of 2006. This increase is primarily attributable to $13.6 million in ICE Futures U.S. operating expenses and $1.9 million in amortization expenses on the ICE Futures U.S. intangibles. In addition, during the fourth quarter of 2007, as a result of the company’s achievements relative to annual performance targets as well as increased headcount compared to the prior fourth quarter, the company recorded increased cash and non-cash compensation expenses, primarily relating to performance-based compensation. Non-cash compensation for the quarter was $10.9 million, compared to $2.2 million in the fourth quarter of 2006, including an incremental $4.4 million recorded under an accelerated method of expense recognition rather than a straight-line approach, which tracks the actual vesting of those awards for employees. Expenses relating to the establishment of ICE Clear Europe were $1.9 million during the fourth quarter of 2007, in line with earlier guidance.
Fourth quarter 2007 consolidated operating income was $96.5 million, up 50% compared to $64.2 million in the same period in 2006. Operating margin was 61% for the fourth quarter of 2007, compared to 67% for the same period in 2006 as a result of the acquisition of ICE Futures U.S. and increased non-cash compensation expense.
The effective tax rate for the fourth quarter of 2007 was 32.7%, compared to 27.3% for the fourth quarter of 2006.
Full-year 2007 Results
For the year ended December 31, 2007, consolidated revenues increased 83% to $574.3 million compared to $313.8 million in revenues in 2006. Consolidated transaction fee revenues increased 79% to $490.4 million in 2007, from $273.6 million in 2006.
Transaction fee revenues in ICE’s futures business segment more than doubled in 2007, totaling $278.6 million, an increase of 126% over $123.4 million in 2006. Transaction fees earned on energy futures and option contracts, which trade through ICE Futures Europe, increased $55.5 million, or 45%, to $178.9 million in 2007 compared to $123.4 million in 2006. Transaction fees for soft commodity and agricultural futures and options trades, which occur through ICE Futures U.S. and ICE Futures Canada, were $93.8 million in 2007. Transaction fees earned on financial futures and options contracts, which trade at ICE Futures U.S., were $5.9 million for the year ended December 31, 2007.
In the OTC business segment, 2007 transaction fee revenues increased 41% to $211.8 million, compared to $150.2 million in the prior year. Average daily commissions for ICE’s OTC segment increased 44% for the year to a record $845,572, compared to $589,158 in 2006.
For the year, ICE Futures Europe achieved its tenth consecutive year of record volume, totaling 138.5 million contracts; ADV was 538,798 contracts, an increase of 44% over 2006. ICE’s North American futures exchanges, ICE Futures U.S. and ICE Futures Canada, recorded volume of 52.2 million contracts and 1.3 million contracts, respectively. ADV for ICE Futures U.S. and ICE Futures Canada in 2007 was 216,166 and 16,400 contracts, respectively, up 23% and 18% over 2006. For businesses acquired last year, 2007 volume and commission levels reflect only the time period after the closing date of each transaction. For all of 2007, including the period prior to ICE’s acquisition on August 28, ICE Futures Canada volume reached a record 3.5 million contracts.
Consolidated market data revenues increased 106% in 2007 to $70.4 million compared to $34.2 million in 2006. Consolidated other revenues increased $7.6 million to $13.5 million in 2007 from $5.9 million in the prior year.
Consolidated operating expenses for 2007 were $220.7 million, an increase of 102% compared to $109.2 million in 2006. This increase is primarily attributable to $55.7 million in ICE Futures U.S. operating expenses and $8.2 million in amortization expenses on the ICE Futures U.S. intangibles. The company recorded increased compensation expenses due to higher non-cash compensation expenses recognized under SFAS No. 123(R), higher cash compensation as a result of the company’s achievements relative to annual performance targets, as well as increased headcount relative to 2006. Non-cash compensation expense was $23.6 million in 2007, compared to $8.8 million in the prior year. Expenses relating to the development of ICE Clear Europe totaled $4.5 million in 2007.
For fiscal 2007, consolidated net income grew 68% to $240.6 million, compared to $143.3 million in the prior year.
Consolidated cash flow from operations was $287.8 million in 2007, up 91% from $150.7 million in 2006. Capital expenditures for 2007 were $31.0 million, compared to $12.4 million in 2006. Capital expenditures primarily related to hardware purchases to enhance the company’s electronic trading and clearing technology and related infrastructure. Capitalized software development costs totaled $12.3 million for the year, compared to $7.4 million in 2006.
Unrestricted cash and investments were $260.6 million as of December 31, 2007. At the end of the year, the company had $221.9 million in debt as a result of the acquisition of ICE Futures U.S., which was completed on January 12, 2007.
Additional Information
•	Expense synergies from the ICE Futures U.S. acquisition are expected to deliver an additional $4 million to $6 million in 2008, bringing the total annual synergies to $18 million to $20 million for 2008.

•	For ICE Futures U.S., the three-month rolling average rate per contract (RPC) for the period of October 2007 through December 2007 was $2.03 for agricultural futures and options. RPC averaged $2.08 for each of the rolling three month periods ended November and October 2007. RPC for ICE Futures U.S. is reported one month in arrears.

•	ICE expects to take a charge of approximately $2 million in the first quarter of 2008 related to the closure of the futures pits at ICE Futures U.S. at the end of February. The associated expense reductions have been reflected in the updated synergies discussed in this release.

•	ICE ended 2007 with 506 employees. ICE expects headcount to increase between 5% and 10% during 2008, excluding headcount additions relating to any acquisitions in 2008.

•	ICE expects non-cash compensation expense in the range of $32 million to $34 million for 2008. This includes $5 million recorded under an accelerated method of expense recognition rather than a straight-line approach.

•	ICE expects 2008 capital expenditures to be in the range of $36 million to $40 million, including $10 million to $12 million for leasehold improvements relating to the relocation and expansion of the London office, which houses futures, OTC, clearing and market data staff and operations. In addition, the relocation is expected to increase SG&A expenses in the second half of 2008 by approximately $1.8 million. After this transition period and beginning in 2009, annual lease expenses for the new premises are expected to increase approximately $2.0 million relative to their current level.
•	ICE expects depreciation and amortization for 2008 in the range of $54 million to $58 million, including approximately $13 million in the second half of the year for amortization of the exclusive Russell licensing agreement.

•	ICE’s consolidated tax rate is expected to be in the range of 34% to 36% for 2008.

•	ICE forecasts the diluted share count for the first quarter of 2008 to be in the range of 71.6 million to 72.1 million weighted average shares outstanding, and the diluted share count for fiscal year 2008 to be in the range of 71.4 million to 72.2 million weighted average shares outstanding.

•	ICE has not changed its timing, expense or revenue guidance for the establishment of ICE Clear Europe, which is expected to commence operations in the third quarter of 2008.
Earnings Conference Call Information
ICE will hold a conference call today, January 31, at 8:30 a.m. ET to review its fourth quarter and 2007 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing (888) 670-2261 if calling from the United States, or (913) 312-9303 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.
The call will be archived on the company’s website for replay. A telephone replay of the earnings call will also be available at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The passcode for the replay is 9476696.
Historical futures volume and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) is a leading operator of global exchanges and over-the-counter (OTC) markets. Its unique offering of futures and OTC markets on a single trading platform includes a diverse set of products based on crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities such as canola, cocoa, coffee, cotton, ethanol, orange juice, wood pulp and sugar, in addition to foreign currency and equity index futures and options. ICE® conducts its energy futures markets, including the world’s leading oil benchmark contracts, through its London-based exchange, ICE Futures EuropeTM. ICE conducts its global agricultural commodity, foreign exchange and equity index futures markets through its U.S. and Canadian exchanges, ICE Futures U.S.TM and ICE Futures Canada, and offers clearing services through ICE Clear U.S.TM ICE’s state-of-the-art electronic trading platform serves market participants in more than 55 countries. ICE was added to the Russell 1000® Index in June 2006 and the S&P 500 Index in September 2007. Headquartered in Atlanta, ICE has offices in Calgary, Chicago, Dublin, Houston, London, New York, Singapore and Winnipeg. For more information, please visit www.theice.com.
Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance, include, but are not limited to: our business environment; increasing competition; our initiative to establish a new clearing house; our ability to keep pace with rapid technological developments, including clearing developments; our initiative to create a European based clearing house; the accuracy of our expectations of various costs; the synergies and benefits from the merger with ICE Futures U.S., as well as other acquisitions and transactions; our belief that cash flows will be sufficient to fund our working capital needs and capital expenditures, at least through the end of 2008; our ability to increase the connectivity to our marketplace, expand our market data business, develop new products and services, and pursue strategic acquisitions and alliances, all on a timely, cost-effective basis; our ability to maintain existing market participants and attract new ones; our ability to protect our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the impact of any changes in domestic and foreign regulations or government policy, including any changes or reviews of previously issued regulations and policies; potential adverse litigation results; our belief that our electronic trade confirmation service could attract new market participants; and our belief in our electronic platform and disaster recovery system technologies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007, each as filed with the SEC on February 26, 2007, May 4, 2007, July 27, 2007 and October 26, 2007, respectively. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Financial Statements
INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Dec 31,
	2007	2006
Revenues:
Transaction fees, net	$132,555	$82,799
Market data fees	23,306	9,647
Other	3,435	2,818

Total revenues	159,296	95,264

Operating expenses:
Compensation and benefits	34,913	14,214
Professional services	4,820	2,671
Patent royalty	—	2,676
CBOT merger-related transaction costs	33	—
Selling, general and administrative	13,457	7,629
Depreciation and amortization	9,546	3,890

Total operating expenses	62,769	31,080

Operating income	96,527	64,184

Other income (expense):
Interest and investment income	3,049	3,182
Interest expense	(5,501)	(56)
Other income, net	2,014	90

Total other income (expense), net	(438)	3,216

Income before income taxes	96,089	67,400
Income tax expense	31,437	18,408

Net income	$64,652	$48,992

Earnings per common share:
Basic	$0.93	$0.85

Diluted	$0.90	$0.81

Weighted average common shares outstanding:
Basic	69,735	57,668

Diluted	71,565	60,371

INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Year Ended Dec 31,
	2007	2006
Revenues:
Transaction fees, net	$490,358	$273,629
Market data fees	70,396	34,236
Other	13,539	5,934

Total revenues	574,293	313,799

Operating expenses:
Compensation and benefits	101,397	49,750
Professional services	23,047	11,395
Patent royalty	1,705	9,039
CBOT merger-related transaction costs	11,121	—
Selling, general and administrative	50,759	25,266
Depreciation and amortization	32,701	13,714

Total operating expenses	220,730	109,164

Operating income	353,563	204,635

Other income (expense):
Interest and investment income	11,865	8,565
Interest expense	(18,641)	(231)
Other income (expense), net	11,647	(426)

Total other income, net	4,871	7,908

Income before income taxes	358,434	212,543
Income tax expense	117,822	69,275

Net income	$240,612	$143,268

Earnings per common share:
Basic	$3.49	$2.54

Diluted	$3.39	$2.40

Weighted average common shares outstanding:
Basic	68,985	56,474

Diluted	70,980	59,599

INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS)

Dec 31,
2007
ASSETS
Current assets:
Cash and cash equivalents	$119,597
Restricted cash	19,624
Short-term investments	140,955
Customer accounts receivable:
Trade, net of allowance for doubtful accounts	51,241
Related-parties	777
Current deferred tax asset, net	4,908
Margin deposits and guaranty funds	792,052
Prepaid expenses and other current assets	12,940

Total current assets	1,142,094

Property and equipment, net	63,524

Other noncurrent assets:
Goodwill	1,009,687
Other intangible assets, net	537,722
Cost method investments	38,778
Other noncurrent assets	4,540

Total other noncurrent assets	1,590,727

Total assets	$2,796,345

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$27,811
Accrued salaries and benefits	23,878
Current portion of licensing agreement	10,572
Current portion of long-term debt	37,500
Income taxes payable	11,687
Margin deposits and guaranty funds	792,052
Other current liabilities	7,461

Total current liabilities	910,961

Noncurrent liabilities:
Noncurrent deferred tax liability, net	108,739
Long-term debt	184,375
Noncurrent portion of licensing agreement	89,645
Unearned government grant	8,737
Other noncurrent liabilities	17,032

Total noncurrent liabilities	408,528

Total liabilities	1,319,489

SHAREHOLDERS’ EQUITY:
Common stock	710
Treasury stock, at cost	(30,188)
Additional paid-in capital	1,043,971
Retained earnings	431,708
Accumulated other comprehensive income	30,655

Total shareholders’ equity	1,476,856

Total liabilities and shareholders’ equity	$2,796,345